aboll@imprimispharma.com

858.704.4042

Exhibit 99.1

Imprimis Pharmaceuticals Announces Second Quarter 2014 Financial Results and Provides Operational Update

SAN DIEGO, August 13, 2014/PR Newswire/ -- Imprimis Pharmaceuticals, Inc. (Nasdaq: IMMY), a specialty pharmaceutical company dedicated to delivering high quality, novel, and customizable medicines to physicians and patients pursuant to prescriptions for individually identified patients at accessible prices, today announced selected financial results for the quarter ended June 30, 2014, and provided an update on recent operations.

“During the second quarter we made significant progress in three key business areas,” said Mark L. Baum, Chief Executive Officer of Imprimis. “First, we completed the acquisition and integration of our first prescription fulfillment pharmacy. Second, we expanded distribution of our proprietary sterile ophthalmic formulations to 33 states and territories across the United States. Third, our corporate development team has positioned the company to expand into a new therapeutic area which we hope to invest in during 2015.” Mr. Baum continued, “As a result of the need to expand our supply capacity and create redundancy in our prescription fulfillment operations, during the second half of the year, we expect to continue to pursue opportunities to acquire existing businesses that we believe will be strategically and fiscally accretive. This quarter’s accomplishments were key to laying the foundation for our ability to deliver on the objectives of our unique business model, in ophthalmology and in other therapeutic areas, which we believe will advance pharmaceutical innovation while delivering near-term and affordable healthcare solutions to Americans.”

Selected highlights regarding results for the quarter ended June 30, 2014 follow:

Ophthalmology Business

“We are very encouraged by the strong interest level in Dropless therapy by leading ophthalmologists from across the country, including many high volume practices. This initial response to our proprietary formulations can be attributed to addressing the convergence of unmet needs from patients, practitioners and payers alike. As new key metropolitan areas are added to our list of licensed locations, we expect to increase the velocity of adoption,” stated John Saharek, Imprimis’ Vice-President of Commercialization.

●	Imprimis’ patent-pending drug formulations, containing triamcinolone acetonide and moxifloxacin hydrochloride (TriMoxi), and added vancomycin (TriMoxiVanc) are available today and are being prescribed by leading ophthalmologists in ambulatory surgery centers across the country. These formulations are primarily being prescribed by physicians for cataract surgery patients today pursuant to prescriptions for individually identified patients, but have application in many other ocular surgeries.

aboll@imprimispharma.com

858.704.4042

●	Since commercial efforts began in April 2014, almost 100 ophthalmologists from across the country have been either trained or have begun to prescribe our formulations for their individual patients, realizing the many advantages to the patient of administering an easily injectable combination corticosteroid and antibiotic during surgery. These advantages include virtually eliminating patient compliance issues with self-administered eye drop regimens; and may include reducing staff time and chair time spent on instructions, follow-ups with post-operative surgical patients and call-backs from pharmacists. This is driving an increased interest by many ophthalmic practices to incorporate Dropless therapy to serve their patients’ need and create new efficiencies in the practices. During the third quarter, we expect Dropless therapy will be evaluated and/or initiated at a number of major ambulatory surgery centers that represent over 50,000 cataract procedures annually.

●	Imprimis’ patent-pending Dropless ophthalmic formulations have now been referenced in over 36 trade press print and on-line articles since January 2014. There have been multiple presentations on Dropless therapy at major clinical and scientific meetings. Furthermore, the company recently shared results of a survey of leading national cataract surgeons that showed 20 out of the 21 physicians surveyed expressed favorable opinions to the concept of Imprimis’ single intraocular injection administered at the conclusion of cataract surgery.(1) These surgeons’ perspectives examine the benefits of Dropless cataract surgery for both doctors and patients. Specifically, the surgeons highlighted attributes related to convenience and compliance. To watch the complete video interviews, please visit www.GoDropless.com/why-go-dropless.

Corporate Development

●	In preparation to launch a second business unit in urology during 2015, we are conducting preliminary research on our patent-pending injectable pentoxifylline formulation (PTX-110) into patients suffering from Peyronie’s Disease started during the first quarter of 2014. The preliminary results of this research have revealed sufficient data that may warrant the design of a larger, follow-on proof-of-concept study. We expect to provide a summary report of the results of this important preliminary research as well as the clinical and commercial development plans for PTX-110 going forward, during the second half of 2014. Peyronie’s Disease, which according to the Brady Urological Institute at The Johns Hopkins Hospital, affects approximately 1 in 11 men, is a connective tissue disorder involving the growth of fibrous plaques in the soft tissue of the penis.

aboll@imprimispharma.com

858.704.4042

●	In order to protect our formulations, our innovation team has filed a total of 5 non-provisional utility patent applications (plus 4 PCT applications covering the same subject matter) and 4 US provisional patent applications during the first half of 2014.

●	We expect to provide a summary in the near term of ongoing evaluations of our proprietary formulations related to their expansion into other markets and therapeutic areas.

Pharmacy Operations

●	Immediately following our acquisition of Pharmacy Creations on April 1, 2014, we began implementing new internal quality assurance standards and best practice policies that we believe may exceed those required under the U.S. Pharmacopeia (USP) and state pharmacy laws in certain important respects. These standards and policies include, among other things, the engagement of a third party quality assurance and quality control consultant to perform quarterly inspections of our pharmacy operations, including assessing compliance with USP, state board of pharmacy standards and environmental monitoring. We also implemented a policy to validate that formulations produced at Pharmacy Creations satisfy USP guidelines and specifications prior to shipment to patients and physicians through testing at a third party FDA registered laboratory. We limited the sales of certain pharmacy products and formulations during the month of July 2014 while fully implementing these practices.

●	We expect to continue to develop ownership of or access to a network of prescription fulfillment pharmacies and potentially, outsourcing facilities registered with the FDA under section 503B of the Federal Food, Drug and Cosmetic Act, to formulate and distribute not only our proprietary compounded formulations, but also other non-proprietary drug formulations within our therapeutic areas of interest.

Second Quarter 2014 Financial Results

“We are excited that following the commencement of our pharmacy operations on April 1, 2014, we began recording revenues from sales for the first time in the company’s history. These revenues include sales of our proprietary ophthalmic formulations and other non-proprietary pharmacy products. As our strategy evolves and matures, we expect to recognize the benefits of the capital efficiency of our business model. During the quarter ended June 30, while maintaining our cash management policies we were able to start recognizing revenues from the sale of our formulations and shift some of our expenses from research and development to selling and marketing. This shift demonstrates how we efficiently move formulations through the various stages of our unique commercialization model,” stated Andrew Boll, Imprimis’ Vice-President of Accounting and Public Reporting.

aboll@imprimispharma.com

858.704.4042

The company’s financial results are summarized below:

	For the three months ended June 30, 2014	For the three months ended June 30, 2013
Total Revenues	$667,701	$2,500
Cost of Pharmacy Sales	$476,549	$-
Selling & Marketing Expenses	$469,188	$-
General & Administrative Expenses	$2,289,233	$1,556,145
Research & Development Expenses	$35,571	$677,347
Other Income	$7,115	$12,940
Net Loss	$(2,595,725)	$(2,218,052)
Net Loss per Common Share	$(0.28)	$(0.25)

	For the six months ended June 30, 2014	For the six months ended June 30, 2013
Total Revenues	$669,011	$5,000
Cost of Pharmacy Sales	$476,549	$-
Selling & Marketing Expenses	$825,896	$-
General & Administrative Expenses	$4,209,255	$2,576,094
Research & Development Expenses	$95,723	$1,132,447
Other Income	$17,424	$20,008
Net Loss	$(4,920,888)	$(3,683,533)
Net Loss per Common Share	$(0.54)	$(0.44)

Cash and cash equivalents at June 30, 2014, totaled $12.1 million compared to $14.2 million at March 31, 2014. Imprimis used approximately $1.5 million in operating activities and approximately $0.7 million in investing activities, which included cash used for the acquisition of Pharmacy Creations and purchase of restricted investments during the three months ended June 30, 2014. Imprimis also received approximately $0.1 million from the exercise of stock options and warrants during the second quarter.

ABOUT IMPRIMIS PHARMACEUTICALS

We are a vertically-integrated specialty pharmaceutical company focused on the development and commercialization of innovative proprietary sterile and topical drug formulations. We own proprietary formulations in ophthalmology, urology and wound management that we believe may offer advantages over commercially available formulations or which serve substantially unmet needs in the marketplace. We are currently focused on developing our proprietary ophthalmology formulation business. We also sell non-proprietary sterile and topical drug formulations. We fulfill prescription orders for our drug formulations through our New Jersey-based prescription fulfillment facility, which is licensed to distribute our drug formulations in 33 states and territories. We believe our business model allows us to meet the realities of the current health care economy by offering quality pharmaceutical innovation at accessible prices. For more information, please visit www.imprimispharma.com or www.GoDropless.com.

aboll@imprimispharma.com

858.704.4042

SAFE HARBOR

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, such as statements regarding, among other things, development of successful pharmacy operations, including quality assurance practices and policies that comply with applicable governmental standards; development and commercialization of the company’s proprietary compounded formulations; development of a network of fulfillment pharmacies; the market potential for Imprimis’ ophthalmology and planned urology business units and the company’s ability to capture a significant share of these markets; plans to expand the ophthalmology business unit and the success of any such expansion; the launch of the company’s planned urology business unit; research and development activities and the results of any studies or trials the company may conduct; protection of the company’s intellectual property portfolio; and potential future acquisition and in-licensing activity and the success of any such activities. Forward looking statements are based on management’s current expectations and assumptions and therefore are not guaranties of future performance and are subject to risks and uncertainties that may cause actual results to differ materially and adversely from those predicted by the forward looking statements. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing its formulations; risks related to its compounding pharmacy operations; including its ability to maintain compliance with applicable state and federal laws and regulations; its ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential markets for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. As a result of to these risks and uncertainties, undue reliance should not be placed on forward looking statements. You are encouraged to read Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, which more fully describe these and additional risks and uncertainties that may impact future performance. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. The limited information contained in this press release is not adequate for making an informed investment judgment. Forward looking statements speak only as of the date they are made and except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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1 In April 2014, survey was conducted in Boston, MA at leading ophthalmology association meeting/convention.

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